Exhibit 99.1

INOVIO Reports Fourth Quarter and Full Year 2025 Financial Results and Recent Business Highlights

•Biologics License Application (BLA) for INO-3107 accepted for review under the Accelerated Approval Program as a potential treatment for adults with Recurrent Respiratory Papillomatosis (RRP) by the U.S. Food and Drug Administration (FDA); target Prescription Drug User Fee Act (PDUFA) date October 30, 2026
•INO-3107 immunological and long-term clinical and safety data published in Nature Communications and The Laryngoscope
•Advanced promising next-generation DNA medicine technology:
◦Phase 1 proof-of-concept trial of DNA-encoded Monoclonal Antibodies (DMAbs) published in Nature Medicine
◦Promising preclinical data on novel DNA-encoded protein (DPROT) technology presented at the World Federation of Hemophilia Global Forum
•Announced clinical trial collaboration and supply agreement with Akeso Inc. to evaluate INO-5412 in combination with cadonilimab for the potential treatment of glioblastoma (GBM) in a Dana-Farber Cancer Institute-sponsored trial

PLYMOUTH MEETING, PA – March 12, 2026 – INOVIO (NASDAQ: INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases, today announced its financial results for the fourth quarter and full year ended December 31, 2025 and provided an update on recent company developments.

“With our first BLA now under review by the FDA, we are focused on delivering INO-3107 to RRP patients who are desperate for treatment options that reduce reliance on surgery to control this rare and devastating disease,” said Dr. Jacqueline Shea, INOVIO's President and Chief Executive Officer. “Our top priority is advancing INO-3107, and to do so, optimizing and extending our financial resources towards our target PDUFA date of October 30, 2026. We are excited about the opportunities ahead as we prepare to become a commercial-stage company and work to leverage the power of partnerships to advance other promising candidates in our pipeline. I look forward to providing more updates on our progress with these efforts in the coming months.”

Operational Highlights

INO-3107 – Recurrent Respiratory Papillomatosis (RRP)
In December 2025, the FDA accepted INOVIO’s BLA for INO-3107 for review under the accelerated approval program as a potential treatment for adults with RRP. As part of the submission, INOVIO requested a priority review, which is typically 6 months. Instead, the FDA granted a standard 10-month review with a PDUFA target date set for October 30, 2026.

While the BLA was accepted under the accelerated approval program, in the file acceptance letter the FDA noted as a potential review issue its preliminary conclusion that the company had not provided adequate information to justify eligibility for the accelerated approval pathway. INOVIO continues to strongly believe that INO-3107 fulfills the criteria for accelerated approval, meeting a significant unmet need and providing a meaningful therapeutic benefit over existing treatments. The FDA has agreed to a yet-to-be-scheduled meeting to discuss eligibility for review under the accelerated approval program.

During 2025, INOVIO published clinical and immunological results from its Phase 1/2 trial (RRP-001) in Nature Communications showing that INO-3107 induced new populations of T cells in the blood that traveled to airway tissue and were associated with significant clinical benefit as measured by reduced need for surgery. INOVIO also published data from a retrospective study (RRP-002) investigating the long-term safety and clinical response of patients treated with INO-3107 in The Laryngoscope. Data demonstrated that the majority of patients experienced continued improvement beyond the initial 12-month study period of the previously published Phase 1/2 trial (RRP-001), as measured by a reduction in the number of surgical procedures needed after treatment with INO-3107.

INOVIO also continued to advance commercial readiness plans, including conducting critical market research supporting a positively differentiated product profile, developing a pricing strategy, finalizing our go-to-market model, and advancing the build-out of our commercial organization. We’ve also selected key commercial partners including a third-party logistics provider, Agency of Record, specialty distributor, specialty pharmacy, and patient HUB.

INO-5412/INO-5401
INOVIO announced a clinical trial collaboration and supply agreement with Akeso Inc. to evaluate INO-5412 (INO-5401 plus INO-9012 in a single vial) in combination with cadonilimab, Akeso’s first-in-class PD-1/CTLA-4 bispecific antibody, for the potential treatment of GBM. The combination therapy will be studied as a part of the INdividualized Screening trial of Innovative Glioblastoma Therapy (INSIGhT), the innovative Phase 2 adaptive platform trial sponsored by the Dana-Farber Cancer Institute and conducted by Mass General Brigham Cancer Care Inc. that is designed to quickly and efficiently find new treatments for GBM. The novel combination of INO-5412 with cadonilimab builds on INOVIO’s previous promising research in GBM and could potentially benefit patients by providing additional checkpoint inhibition through CTLA-4 binding.

INOVIO also continues to dose patients in the GBM-001 Phase 1/2 trial in newly diagnosed glioblastoma that combines INO-5401 plus INO-9012 with Regeneron's PD-1 checkpoint inhibitor Libtayo®.

INOVIO’s partners at the Basser Center at the University of Pennsylvania continue to evaluate the tolerability and immunogenicity of INO-5401 plus INO-9012 in a Phase 1 study exploring the potential to prevent cancer in people with BRCA1 or BRCA2 mutations.

Next Generation DNA Medicine Candidates
Results from a Phase 1 proof-of-concept trial evaluating next generation DMAbs for COVID-19 were published online in Nature Medicine, demonstrating the technology's potential as a long-acting, scalable and tolerable alternative to traditional monoclonal antibody therapies. The study is being led by The Wistar Institute in collaboration with INOVIO, AstraZeneca, and clinical investigators at the Perelman School of Medicine at the University of Pennsylvania. This was

the first demonstration that DNA plasmid encoded monoclonal antibodies, which are complex proteins, can be durably and tolerably expressed in humans.

INOVIO also presented promising Factor VIII preclinical data from its DPROT program at the World Federation of Hemophilia Global Forum in November 2025. This technology aims to address some of the shortcomings of conventional therapeutic protein replacement treatments, including gene therapy approaches. INOVIO is developing additional DPROT indications and is actively seeking partners to accelerate development of this promising program.

General Corporate
INOVIO remains focused on financial discipline, directing resources to advance the INO-3107 program towards commercialization and a potential approval date in October 2026, and extending the cash runway. To achieve this goal, INOVIO has further prioritized programs, spending, and resource needs, and has eliminated roles that don’t directly support our primary goal of advancing INO-3107 toward US approval.

2025 Financial Results

•Research and Development (R&D) Expenses: R&D expenses for the quarter and year ended December 31, 2025 were $10.3 million and $54.2 million, respectively, compared to $12.9 million and $75.6 million for the same periods in 2024. The decrease was due primarily to the result of lower drug manufacturing, clinical study and other expenses related to INO-3107, lower contract labor and lower expensed inventory, among other variances.

•General and Administrative (G&A) Expenses: G&A expenses were $7.2 million and $32.7 million, respectively, for the quarter and year ended December 31, 2025, versus $7.6 million and $37.0 million, respectively, for the same periods in 2024. The decrease in G&A expenses was primarily related to a decrease in employee and consultant compensation, including stock-based compensation, among other variances.

•Total Operating Expenses: Total operating expenses were $17.5 million and $86.9 million for the quarter and year ended December 31, 2025, respectively, compared to $20.5 million and $112.6 million for the same periods in 2024.

•Net Loss: INOVIO’s net income (loss) for the quarter and year ended December 31, 2025 was $3.8 million, or $0.06 per basic and ($0.26) per diluted share, and ($84.9) million, or ($1.81) per basic and diluted share, respectively, compared to net loss of $19.4 million, or $0.65 per basic and diluted share, and $107.3 million, or $3.95 per basic and diluted share, for the quarter and year ended December 31, 2024, respectively. The net income for the fourth quarter 2025 was primarily driven by a $21.2 million non-cash gain on fair value adjustment related to our warrant liabilities. As the fair value of the warrants fluctuates with our share price and other market inputs, this adjustment can result in significant variability in our reported net income (loss).

•Shares Outstanding: As of December 31, 2025, INOVIO had 69.0 million common shares outstanding and 109.7 million common shares outstanding on a fully diluted basis, after giving effect to the exercise, vesting, and conversion, as applicable, of its outstanding common stock warrants, stock options, restricted stock units and convertible preferred stock.

•Cash, Cash Equivalents and Short-term Investments: As of December 31, 2025, cash, cash equivalents and short-term investments were $58.5 million compared to $94.1 million as of December 31, 2024.

INOVIO’s balance sheet and statement of operations are provided below. Additional information is included in INOVIO’s annual report on Form 10-K for the year ended December 31, 2025, which can be accessed at: http://ir.inovio.com/financials/default.aspx.

Cash Guidance
INOVIO estimates its current cash, cash equivalents and short-term investments balances to support the company’s operations into the fourth quarter of 2026. This projection includes an operational net cash burn estimate of approximately $22 million for the first quarter of 2026. These cash runway projections do not include any further capital-raising activities that INOVIO may undertake.

Conference Call / Webcast Information
INOVIO's management will host a live conference call and webcast with slides at 4:30 p.m. ET today to discuss INOVIO's financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO's website at http://ir.inovio.com/events-and-presentations/default.aspx.

About INOVIO's DNA Medicines Platform
INOVIO’s DNA medicines platform has two innovative components: precisely designed DNA plasmids, delivered by INOVIO’s proprietary investigational medical device, CELLECTRA. INOVIO uses proprietary technology to design its DNA plasmids, which are small circular DNA molecules that work like software the body’s cells can download to produce specific proteins to target and fight disease. INOVIO’s proprietary CELLECTRA delivery devices are designed to optimally deliver its DNA medicines to the body’s cells without requiring chemical adjuvants or lipid nanoparticles and without the risk of the anti-vector response historically seen with viral vector platforms.

About INOVIO
INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases. INOVIO’s technology optimizes the design and delivery of innovative DNA medicines that teach the body to manufacture its own disease-fighting tools. For more information, visit www.inovio.com.

Forward-Looking Statements
This press release contains certain forward-looking statements relating to our business, including the timing and success of preclinical studies and clinical trials; the ability to obtain and maintain regulatory approval of our product candidates; the FDA's acceptance of our BLA for INO-3107 with a PDUFA target action date set for October 30, 2026; and yet-to-be scheduled meeting with the FDA to discuss eligibility for the accelerated approval program; the potential benefits of INO-3107; and our other potential product candidates; the clinical collaboration and supply agreement with Akeso Inc. to evaluate INO-5412 in combination with cadonilimab for the potential treatment of GBM in the INSIGhT trial; the scope, progress and expansion of developing and commercializing our product candidates; our anticipated growth strategies; our ability to establish and maintain development partnerships and the expected sufficiency of our cash resources into the fourth quarter of 2026. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2025 and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Contacts
Media: Jennie Willson, (267) 429-8567, communications@inovio.com
Investors: Peter Vozzo - ICR Healthcare, (443) 213-0505, investor.relations@inovio.com

Inovio Pharmaceuticals, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$44,273,319	$65,813,297
Short-term investments	14,239,145	28,300,232
Prepaid expenses and other current assets, including from affiliated entity	2,610,882	3,716,521
Total current assets	61,123,346	97,830,050
Fixed assets, net	2,527,603	3,659,818
Investments in affiliated entity	2,103,688	1,613,844
Operating lease right-of-use assets	6,542,923	8,113,840
Other assets	2,012,475	1,979,654
Total assets	$74,310,035	$113,197,206
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,053,618	$16,200,013
Accounts payable and accrued expenses due to affiliated entity	74,473	1,351,163
Accrued clinical trial expenses	650,680	2,021,860
Common stock warrant liabilities	29,067,162	13,255,188
Operating lease liability	2,822,622	2,497,360
Total current liabilities	43,668,555	35,325,584
Operating lease liability, net of current portion	6,545,204	9,367,827
Total liabilities	50,213,759	44,693,411
Commitments and contingencies
Inovio Pharmaceuticals, Inc. stockholders’ equity:
Preferred stock—par value $0.001; Authorized shares: 10,000,000, issued and outstanding shares: 9 at December 31, 2025 and 2024	—	—
Common stock—par value $0.001; Authorized shares: 600,000,000 at December 31, 2025 and 2024, issued and outstanding: 68,996,647 at December 31, 2025 and 36,099,991 at December 31, 2024	68,997	36,099
Additional paid-in capital	1,839,830,405	1,799,362,625
Accumulated deficit	(1,815,165,163)	(1,730,219,262)
Accumulated other comprehensive loss	(637,963)	(675,667)
Total Inovio Pharmaceuticals, Inc. stockholders’ equity	24,096,276	68,503,795
Total liabilities and stockholders’ equity	$74,310,035	$113,197,206

Inovio Pharmaceuticals, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year ended December 31,
	2025	2024
Revenues:
Revenue from collaborative arrangement	$65,343	$217,756
Operating expenses:
Research and development	54,206,874	75,620,340
General and administrative	32,680,573	36,996,338
Total operating expenses	86,887,447	112,616,678
Loss from operations	(86,822,104)	(112,398,922)
Other income (expense):
Interest income	2,420,160	4,766,993
Interest expense	—	(177,833)
Change in fair value of common stock warrant liabilities	493,231	2,808,608
Gain (loss) on investment in affiliated entity	489,844	(1,166,443)
Net unrealized gain on available-for-sale equity securities	1,114,781	2,077,182
Other expense, net	(2,641,813)	(3,163,711)
Net loss	$(84,945,901)	$(107,254,126)
Net loss per share
Basic and diluted	$(1.81)	$(3.95)
Weighted average number of common shares used to compute net loss per share
Basic and diluted	46,886,413	27,160,863